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                                                                      EXHIBIT 10

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement under the Securities Act of 1933 on Form N-4 and in this Amendment No. 4 to Registration Statement No. 811-09203 under the Investment Company Act of 1940 of our report dated February 27, 2002, related to the financial statements - statutory basis of Pacific Life & Annuity Company as of December 31, 2001 and 2000, and for the years then ended, which report expresses an unqualified opinion with respect to the presentation of such financial statements - statutory basis in accordance with the accounting basis prescribed or permitted by the Insurance Department of the State of Arizona, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America, and also states that such financial statements - statutory basis are not presented fairly in accordance with accounting principles generally accepted in the United States of America, appearing in the Statement of Additional Information of Pacific Value, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Auditors" appearing in such Statement of Additional Information.

Costa Mesa, California
October 29, 2002